           As filed with the Securities and Exchange Commission on July 11, 1996
                                                      Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            -----------------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                      VITAFORT INTERNATIONAL CORPORATION
            (Exact name of Registrant as specified in its charter)

           DELAWARE                                              68-0110509
(State or other jurisdiction                                  (I.R.S. employer
of incorporation or organization)                            identification no.)


1800 AVENUE OF THE STARS, SUITE 480
      LOS ANGELES, CALIFORNIA                                         90067
(Address of principal executive offices)                            (Zip Code)


            LETTER AGREEMENTS BETWEEN THE REGISTRANT AND LEE SACKS
            LETTER AGREEMENT BETWEEN THE REGISTRANT AND JOFF POLLON
          LETTER AGREEMENT BETWEEN THE REGISTRANT AND JOHN BURCHETTE
            LETTER AGREEMENT BETWEEN THE REGISTRANT AND ROBERT LUKE
           LETTER AGREEMENT BETWEEN THE REGISTRANT AND MARK BEYCHOK
           OPTION AGREEMENTS BETWEEN THE REGISTRANT AND MARK BEYCHOK
            LETTER AGREEMENT BETWEEN THE REGISTRANT AND ELOY ELLIS
           LETTER AGREEMENT BETWEEN THE REGISTRANT AND ALLAN ZACKLER
          LETTER AGREEMENT BETWEEN THE REGISTRANT AND ANDREW HARRISON
         LETTER AGREEMENT BETWEEN THE REGISTRANT AND KARYNE BOZARJIAN
           LETTER AGREEMENT BETWEEN THE REGISTRANT AND BRUCE BARREN
           LETTER AGREEMENT BETWEEN THE REGISTRANT AND FRANK HARITON
           LETTER AGREEMENT BETWEEN THE REGISTRANT AND THEO BRADFORD
          LETTER AGREEMENT BETWEEN THE REGISTRANT AND DON FINKELSTEIN
           LETTER AGREEMENT BETWEEN THE REGISTRANT AND DANA PERLMAN
             LETTER AGREEMENT BETWEEN THE REGISTRANT AND TOM MYER
            LETTER AGREEMENT BETWEEN THE REGISTRANT AND RENE LIDLE
           LETTER AGREEMENT BETWEEN THE REGISTRANT AND SCOTT SANDERS
          LETTER AGREEMENT BETWEEN THE REGISTRANT AND MATHEAU DAKOSKE
                           (Full title of the plans)

                                 MARK BEYCHOK
                      VITAFORT INTERNATIONAL CORPORATION
                      1800 AVENUE OF THE STARS, SUITE 480
                         LOS ANGELES, CALIFORNIA 90067
                    (Name and address of agent for service)
                                (310) 552-6393
          Telephone number, including area code, of agent for service

                                   Copy to:
                            FRANK J. HARITON, ESQ.
                              485 MADISON AVENUE
                           NEW YORK, NEW YORK  10022
                                (212) 752-7200

CALCULATION OF REGISTRATION FEE
================================================================================
                                      Proposed       Proposed
      Title of                         Maximum       Maximum        Amount of
   Securities to      Amount to be      Price       Aggregate     Registration
   be registered      Registered(1)   Per Share*  Offering Price*      Fee**

- --------------------------------------------------------------------------------
   Common Stock,
     par value
    $.0001 per         3,062,261
       share             shares        $0.285        $872,744        $300.95
================================================================================

* Based upon the weighted average of the exercise prices of the options referred to above and the average of the bid and asked prices of the Registrant's Common Stock as reflected on the Electronic Bulletin Board on
July 10, 1996 in the case of stock grants in the case of per share data and based upon the aggregate of the foregoing exercise prices and stock prices in the case of aggregate data.
**   Calculated pursuant to Rule 457(h).
1) Includes 316,000 shares which were issuable pursuant to contracts included in Registration Statement on Form S-8 number 333-04271, filed by the Registrant on May 22, 1996, but were inadvertently excluded from the total number of shares registered thereunder.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

(a) Vitafort International Corporation's (the "Company") Annual Report on Form 10-KSB for the year ended December 31, 1995, filed pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended
(the "Exchange Act").

(b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

(c) The Company's Current Report on Form 8-K, dated May 2, 1996, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

(d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(e) The Prospectus of the Company filed by the Company on December 19, 1989 which contains a description of the Company's Common Stock.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or de-registering all such securities then unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         Frank J. Hariton, Esq. owns: (i) 229,533 shares of the Company's common stock; (ii) 800 of the Company's redeemable warrants; (iii) 66,667 common stock purchase options exercisable at $.225 and; (iv) 66,667 common stock purchase options exercisable at $.30.

Item 6.  Indemnification of Directors and Officers.

         Article Seventh of the Company's Certificate of Incorporation provides for indemnification of the Company's officers and directors to the fullest extent permitted under the General Corporation Law of the State of Delaware ("DGCL").

              SECTION 145 of the DGCL, as amended, applies to the Company and the relevant portion of the DGCL provides as follows:

              145. Indemnification of Officers, Directors, Employees and Agents;
                   Insurance.

              a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

              b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

              c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

              d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

              e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

              f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

              g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section

              h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officer and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

              i) For purpose of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

              j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The Company maintains insurance for the benefit of its directors and officers and the directors and officers of its subsidiaries, insuring such persons against certain liabilities, including liabilities arising under the securities laws.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. Furthermore, the Company has given certain undertakings with respect to indemnification in connection with this Registration Statement.

Item 7.  Exemption from Registration Claimed.

         No "restricted securities," as defined in the instructions to Form S-8, are being offered hereby.

Item 8.  Exhibits.

 4.l -   Certificate of Incorporation of Registrant*

 4.2 -   By-laws of Registrant*

 4.3 - Agreement and Plan of Merger between the Registrant and Vitafort International Corporation, a California corporation*

 4.4 -   Certificate of Designation - Series A Preferred Stock**

 4.5 -   Certificate of Designation - Series B Preferred Stock**

 4.6 - Certificate of Amendment to the Certificate of Incorporation, November 1991**

 4.7 -   Certificate of Designation - Series C Preferred Stock**

 4.8 - Certificate of Amendment to the Certificate of Incorporation, filed February 8, 1994***

 4.9 -   Certificate of Designation - Series D Preferred Stock***

 4.10 - Certificate of Amendment to the Certificate of Incorporation, filed November 1995

 4.11 -  Specimen Stock Certificate*

 4.12 -  Specimen Redeemable Common Stock Purchase Warrant*

 4.13 -  Form of Warrant Agreement*

 4.14 -  Warrant Extension Agreement, December 18, 1992**

 4.15 -  Warrant Extension Agreement, December 18, 1994***

 4.16 -  Warrant Extension Agreement, January 18, 1995***

 4.17 -  Warrant Extension Agreement, April 3, 1995***

 4.18 -  Warrant Extension Agreement, May 3, 1995****

 4.19 -  Warrant Extension Agreement, June 15, 1995****

 4.20 -  Warrant Extension Agreement, July 17, 1995****

 4.21 -  Warrant Extension Agreement, August 16, 1995****

 4.22 -  Warrant Extension Agreement, December 31, 1995****

 4.23 -  Warrant Extension Agreement, April 30, 1996*****

 4.24 -  Certificate of Elimination for Series A Preferred Stock,
         April 26, 1996*****

 4.25 -  Certificate of Elimination for Series D Preferred Stock,
         May 6, 1996*****

 5.01 -  Opinion of Frank J. Hariton, Esq..

23.01 -  Consent of Frank J. Hariton, Esq. (included in Exhibit 5.01).

23.02 - Consent of KMPG Peat Marwick LLP, Independent Certified Public Accountants.

24.01 -  Power of Attorney (contained on signature page)

99.01 -  Letter Agreement between Registrant and Lee Sacks, dated
         July 2, 1996.

99.02 -  Letter Agreement between Registrant and Joff Pollon, dated
         July 1, 1996

99.03 -  Letter Agreement between Registrant and John Burchette, dated
         July 2, 1996

99.04 -  Letter Agreement between Registrant and Robert Luke, dated
         July 2, 1996

99.05 - Conversion Agreement, dated as of January 8, 1996, between the Registrant and Mark Beychok

99.06 - Class A Option Agreement, dated as of January 8, 1996, between the Registrant and Mark Beychok

99.07 - Class B Option Agreement, dated as of January 8, 1996 between the Registrant and Mark Beychok

99.08 -  Letter Agreement between Registrant and Eloy Ellis, dated July 1, 1996

99.09 -  Letter Agreement between Registrant and Allan Zackler, dated
         July 1, 1996

99.10 - Letter Agreement between Registrant and Andrew Harrison, dated July 1, 1996

99.11 - Letter Agreement between Registrant and Karyne Bozarjian, dated July 1, 1996

99.12 -  Letter Agreement between Registrant and Bruce Barren, dated
         July 2, 1996.

99.13 - Letter Agreement between Registrant and Frank Hariton, dated June 30, 1996.

99.14 -  Letter Agreement between Registrant and Theo Bradford, dated
         July 3, 1996.

99.15 - Letter Agreement between Registrant and Don Finkelstein, dated July 2, 1996.

99.16 -  Letter Agreement between Registrant and Dana Perlman, dated
         July 2, 1996.

99.17 -  Letter Agreement between Registrant and Tom Myer, dated July 5, 1996.

99.18 -  Letter Agreement between Registrant and Rene Lidle, dated July 2, 1996.

99.19 -  Letter Agreement between Registrant and Scott Sanders, dated
         July 2, 1996.

99.20 - Letter Agreement between Registrant and Matheau Dakoske, dated July 2, 1996.

* Incorporated by reference to the exhibits to the Registrant's Registration Statement on Form S-18, File Number 33-31883.

** Incorporated by reference to the exhibits to the Registrant's Form 10-KSB for the year ended December 31, 1993.

*** Incorporated by reference to the exhibits to the Registrant's Form 10-KSB for the year ended December 31, 1994.

**** Incorporated by reference to the exhibits to the Registrant's Form S-8 dated January 16, 1996.

***** Incorporated by reference to the exhibits to the Registrant's Form S-8 dated May 22, 1996.


Item 9.  Undertakings.
         (a)  The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles and State of California, on the 8th day of July, 1996.


                                       VITAFORT INTERNATIONAL CORPORATION



                                       By:    /s/ MARK BEYCHOK
                                           ------------------------------------
                                                  Mark Beychok, President


                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Beychok and Sheldon Schrager, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                           Director, Chief Operating
                             Officer and President
/s/ MARK BEYCHOK             (Principal Executive, Accounting
- ----------------------       and Financial Officer)               July 8, 1996
    Mark Beychok


/s/ SHELDON SCHRAGER       Chairman of the Board and
- ------------------------     a Director                           July 8, 1996
    Sheldon Schrager


/s/ STANLEY J. PASARELL
- ------------------------   Director                               July 8, 1996
    Stanley J. Pasarell



- ---------------------      Director
    Donald Wohl

                                  REOFFER PROSPECTUS

                                    296,261 SHARES

                          VITAFORT INTERNATIONAL CORPORATION

                                     COMMON STOCK

                                      ---------

The shares offered hereby will be sold by the Selling Shareholder. See "Selling Shareholder." The Company will not receive any of the proceeds from the sale of the shares offered hereby. However, if all of the shares offered hereby are sold, the Company will have received proceeds upon the exercise of stock options of $38,884.

The shares of Common Stock of the Company are traded in the Electronic Bulletin Board under the symbol "VFRT." On July 3, 1996, the closing bid and asked prices of the Common Stock were approximately $.30 and $.29 per share.

                                      ---------

           THESE SHARES INVOLVE A HIGH DEGREE OF RISK.  SEE "RISK FACTORS"

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
               PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Selling Shareholder has advised the Company that he proposes to offer for sale and sell the shares registered hereby from time to time in broker's transactions, in negotiated transactions or through a combination thereof at prices related to market prices of the Common Stock prevailing at the time of sale. Such shares are being offered on a continuous basis; the precise amounts and timing of sales, if any, of the shares offered hereby will be determined by the Selling Shareholder in his sole discretion from time to time.

                                      ---------

                     THE DATE OF THIS PROSPECTUS IS JULY 11, 1996

                                AVAILABLE INFORMATION

Vitafort International Corporation (together with its subsidiaries herein called the "Company" or "Vitafort") is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its New York Regional Office, Room 1228, 75 Park Plaza, New York, New York 10007; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies can be obtained by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.



                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, and Current Report on Form 8-K, dated May 2, 1996, each as filed with the Commission, are incorporated herein by reference. All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered copies of the above documents, other than exhibits thereto, upon request of any such person to the Company, 1800 Avenue of the Stars, Suite 480, Los Angeles, California 90067; Attention: Corporate Secretary (telephone number 310-552-6393).

                                      ---------

                                     THE COMPANY

    Vitafort International Corporation (the "Registrant", the "Company" or "Vitafort") was formed as a California corporation in 1986 and reincorporated as a Delaware corporation in 1989. Until May 1993, Vitafort was in the business of formulating and developing value added foods and beverages for third parties and marketing branded seafood. In May 1993, these businesses were discontinued and, later in 1993, the Registrant disposed of these businesses. In September 1993, the Registrant installed new management and entered the business of developing and marketing branded low fat and fat free foods using proprietary formulations and processes. During 1994, Vitafort continued with the development of the business it had entered in 1993 and, in June 1994, commercially introduced a line of fat free brownies under the brand name Fudgets-Registered Trademark-.

    In 1995, the Company continued the development of its business of developing, manufacturing and marketing low fat and fat free foods. In late 1995 and early 1996, Vitafort began commercial production of Caketts-TM-, a line of fat free cakes, and Juliettes-TM- a line of low fat chocolate candies. Vitafort also markets a line of meatless cold cuts under the brand name Trim Slice/Vegicatessen-TM-, a product line that it acquired in 1993. The Company's efforts during 1995 were hampered by a lack of operating capital primarily resulting from the failure to complete a proposed private placement in the first part of 1995. Management believes that the Company's product development, manufacturing and marketing efforts will be enhanced in 1996 as a result of the completion of a $4 million equity financing in January 1996 and other private placements of its securities. The Company will seek to improve its sales and production of existing products and to develop and market additional branded fat free products during 1996. While management is encouraged by the performance of the Company's products, the Company's business, which was hampered by severe working capital shortages, did not achieve profitability during 1995, nor in the quarter ended March 30, 1996.

    The Company is developing additional fat free and low fat foods which it anticipates introducing during 1996 and beyond, including additional fat free and low fat bakery items, as well as additional varieties of fat-free and low fat candies. However, no assurance can be given that the Company will be able to successfully complete the development of these products or that they will prove to be commercially viable.

    The Company's fat free brownies and cakes and low fat confectionery items are based upon the Company's proprietary formulas, processes, procedures and technologies, including proprietary technologies for bonding fat free ingredients to improve taste and texture. The Company seeks to protect its proprietary information through secrecy agreements with employees, suppliers and manufacturers. If the Company is advised by counsel that any of its processes, procedures or other techniques are patentable, then it may seek appropriate patent protection.

    The Company's products are made from generally available ingredients which are then converted into the Company's unique products through the Company's proprietary processes, procedures and technology.

    Although management believes that the Company's products are unique and are superior in taste to other products with which it competes, the food industry is characterized by the continual development of new products employing various new technologies and processes. Accordingly, no assurance can be given that new products will not be developed and marketed which are superior to the Company's products in taste, texture, feel and nutritional value or that the Company's products will continue to maintain their market acceptance.

    The Company's principal executive offices are located at 1800 Avenue of the Stars, Suite 480, Los Angeles, California 90067, and its telephone number is
(310) 552-6393.

                                  RECENT DEVELOPMENT

    On May 2, 1996, pursuant to a the terms of a letter agreement, dated May 1, 1996, and the attachments thereto ("FPA") the Registrant acquired the trademarks "Auburn Farms" and "Nature's Warehouse" and certain related trademarks, trade dress, and related intangibles in a foreclosure sale from secured lenders of Auburn Farms, Inc. d.b.a. Nature's Warehouse ("AFI"). The purchase price under the FPA consisted of $75,000 and deferred payments based upon gross sales (as defined in the FPA) of products sold by the Company which bear the acquired trademarks.

                                     RISK FACTORS

LIMITED OPERATING HISTORY

    The Company was formed in 1986 and until May 1993 the Company was in the business of formulating and developing value-added foods and beverages for third parties and marketing branded seafood. In May 1993 these businesses were discontinued and later in 1993 the Company disposed of these businesses. In September 1993 the Company installed new management and entered the business of developing and marketing branded low fat and fat-free foods using proprietary formulations and processes. In June 1994 the Company commercially introduced its principal product, a line of fat-free brownies under the brand name "Fudgets". The Company's business did not achieve profitability during 1994 or 1995 and although management is encouraged by the performance of the Company's new products there can be no assurance that the Company will be profitable in the future. Furthermore, future revenues and profits, if any, will be dependent on many factors, including, but not limited to, the Company's ability to expand its operations in a timely manner to meet demand, competition from other makers of fat-free products and market acceptance of the Company's products.

MARKET ACCEPTANCE AND DEPENDENCE ON PRINCIPAL PRODUCT

    Consumer preferences for snack foods in general, and for fat-free and low-fat foods in particular, are continually changing and are extremely difficult to predict. During the six months ended June 30, 1996, the Company derived its revenues from sales of Fudgets-Registered Trademark- (37%), Caketts-TM- (45%), Auburn Farms Branded Products (14%), Juliettes-TM- (3%), and from the meatless cold cuts line marketed under the brand name "Trim Slice/Vegicatessen (1%). There can be no assurance that the Company's products will achieve a significant degree of market acceptance, that acceptance, if achieved, will be sustained for any significant period or that product life cycles will be sufficient to permit the Company to recover start-up and other associated costs. Failure of the Company's products to achieve or sustain market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

    The market for snacks is large and highly competitive. Competitive factors in the snack industry include product quality and taste, brand awareness among consumers, access to supermarket shelf space, price, advertising and promotion, variety of snacks offered, nutritional content, product packaging and package design. The Company competes in the snack food market segment principally on the basis of nutritional content and product quality and taste. The Company's fat-free and low-fat products are priced higher than traditional snacks. As a result, price erosion due to competitive factors would have a material adverse effect on the Company.

    The Company also competes with a number of manufacturers in the fat-free and low-fat portion of the industry, including Health Valley Foods, Nabisco (Snackwell's) and Pepperidge Farms (Greenfield). Additional competitors include regional and private label snack companies. Potential entrants in the fat-free and low-fat snack food market segment include the national competitors and private label competitors.

    Certain of the Company's products are made using proprietary production processes designed by the Company. There is no assurance that others will not develop equivalent or better technology and processes for manufacturing fat-free and low-fat snacks, which could materially adversely affect the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY EXECUTIVE OFFICERS AND OTHER QUALIFIED PERSONNEL

    The Company is highly dependent on certain key personnel, including Mark Beychok, its President and Chief Executive Officer. The other key personnel are Lawrence Brucia, Director of Product Development; John Coppolino, Director of Sales; and Eloy Ellis, Director of Finance & Administration. The loss of one or more key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. The Company intends to obtain key man life insurance policies payable to the Company in the amount of $1.5 million on the life of Mr. Beychok. The recruitment, retention and motivation of skilled executives, sales and technical personnel and other employees are important to the Company's operations. Although the Company has not experienced significant problems in recruiting and retaining qualified personnel, there can be no assurance that it will not encounter such problems in the future.

RELIANCE OF NEW TECHNOLOGY

    The Company relies heavily on its own trade secrets relating to its proprietary processes. As is typically the case with new technologies, the Company has encountered a variety of problems implementing this technology during the initial phases of its production, which has resulted in some interruptions of production. Technological problems result in delays and increased costs when they arise, and there can be no assurance that unforeseen technological problems will not slow the rate of the Company's expansion or increase the costs of manufacturing, or other costs. The occurrence of such events could adversely affect the Company's business, financial condition and results of operations.

AVAILABILITY OF SHELF SPACE

    The majority of the Company's sales are made through supermarkets, and the Company expects supermarket sales to constitute a significant portion of its future sales. Such sales are affected by access to shelf space, which is limited. Food retailers typically seek concessions, allowances or other discounts from food manufacturers and suppliers, such as the Company and its distributors, in return for shelf space. Although to date the Company has not incurred material expenditures to obtain shelf space, the Company believes that it may have to incur such expenditures in the future in order to obtain or retain shelf space for its products. Such expenditures, if significant, could adversely affect the Company's business, financial condition and results of operations.

CONTRACT MANUFACTURING AGREEMENTS

    In order to achieve economies of scale and production flexibility the Company has entered into contract manufacturing agreements with established food manufacturers which have the facilities for the production of its products. In the event of a contract dispute between the Company and any of these contract manufacturers or if any contract manufacturer experiences an interruption in its business as a result of labor disputes, acts of God or a similar occurrence over which the Company has no control, such an event could materially and adversely affect the Company's business.

MANAGEMENT OF GROWTH

    The Company intends to expand its operations significantly during 1996 and thereafter, through the expansion of its sales and marketing capacity, and the expansion and addition of distribution channels. There can be no assurance that the Company will have available sources of funds necessary to achieve rapid growth, or that the Company will be able successfully to match its production capacity to the demand for its products in a timely manner or to build and maintain its distribution system. The

Company has no long-term contracts with its distributors. The Company has previously experienced problems both with a slowing of demand and resulting excess capacity, as well as with sharp increases in demand and resulting shortages of capacity. Efforts by the Company to increase production rapidly in order to meet sharp increases in demand have sometimes resulted, and could in the future result, in additional expenses that materially increase the cost of goods sold and reduce profitability. The occurrence of any of these events would likely have a material adverse effect on the Company's business, financial condition and results of operations, as well as on its distribution relationship and prospects. Because Fudgets and other of the Company's fat-free products have a limited shelf life, the Company cannot produce significant inventories for later sale. In addition, because the Company's production process relies upon recently developed technology, it is possible that unforeseen technological problems could arise that would slow the rate or increase the cost of expansion of the Company's production capacity through its contract manufacturing agreements.

    Successful management of rapid growth will require the Company to continue to implement and improve its financial, accounting and management information systems and to hire, train, motivate and manage its employees, including additional middle management, sales and marketing employees. A failure to manage the Company's growth effectively would have a material adverse effect on the Company's business, financial condition and results of operations, and on its ability to execute its business strategy successfully.

NO DIVIDENDS

    To date, the Company has not paid any dividends on its Common Stock and does not intend to declare any dividends in the foreseeable future.

PATENTS, TRADEMARKS AND PROPRIETARY RIGHTS

    The Company's success is greatly dependent on its ability to preserve its trade secrets and trademarks and operate without infringing the proprietary rights of third parties. In addition, because the Company does not own any issued patents, its success is also dependent on its own ability to obtain new patents on such processes and equipment used by the Company. There can be no assurance that the licensed patents will provide sufficient protection for the Company's present or future technologies, products and processes. In addition, there can be no assurance that others will not independently develop substantially equivalent or improved methods of manufacturing fat-free or low-fat snack products or obtain access to the Company's know-how. The Company has registered the trademarks "Fudgets," "Trim Slice/Vegicatessen," "Just Like Peanut Butter," "Heart and Soul," "Caketts," and "Truffets" in the United States. No assurance can be given as to the degree of protection the licensed patents and the trademark will afford, the validity of such patents or the Company's ability to avoid violating or infringing any patents issued to others. Moreover, there can be no guarantee that any patents licensed by the Company will not be infringed by others. Defense and prosecution of patent claims can be expensive and time consuming, even in those instances in which the outcome is favorable to the Company, and can result in the diversion of resources from the Company's other activities. An adverse outcome could subject the Company to significant liabilities to third parties, require the Company to obtain licenses from third parties or require the Company to cease any related product development activities or sales.

    The Company's success is also dependent upon the skills, knowledge and experience (none of which is patentable) of its technical personnel. To help protect its rights, the Company requires all employees to enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company. There is no assurance, however, that these agreements will provide adequate protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

    GOVERNMENT REGULATION

    The packaged food industry is subject to numerous federal, state and local government regulations, including those relating to the preparation, labeling and marketing of food products. The Company is particularly affected by the recently enacted Nutrition Labeling and Education Act ("NLEA"), which requires specified nutritional information to be disclosed on all packaged foods. The Company's labeling currently meets these requirements. In addition, the NLEA, which is administered by the Food and Drug Administration ("FDA"), strictly regulates the standards that must be met to make a claim that a product is "fat-free" or "low-fat". In addition, the FDA standards could conceivably be lowered further or reduced to zero. Changes in fat content could adversely affect the taste and texture of the Company's products and their acceptability to consumers, which could adversely affect the Company's sales and results of operations. Labeling standards imposed by certain other countries may vary from those in the United States. For example, Canada requires that any product claiming to be "fat-free" have less than 0.2 grams of fat per ounce (as compared to the new NLEA requirement of less than 0.5 grams per serving). The Company's operations are also governed by laws and regulations relating to work place safety and worker health, principally the Occupational Safety and Health Act ("OSHA"). The Company believes that it is currently in compliance with such laws and regulations, and that the costs of complying with OSHA and FDA regulations are not burdensome.

LIMITED MARKET AND POSSIBLE ILLIQUIDITY OF SHARES

    The market price for the Company's securities may be significantly affected by such factors as the Company's financial results, the introduction of new products, and various factors affecting the food industry generally. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for many companies, particularly small and emerging growth companies the common stock of which trade in the over-the-counter market, have experienced wide price fluctuations not necessarily related to the operating performance of such companies. The market price for the Company's Common Stock may be affected by general stock market volatility. Currently there is a limited market for the Company's Common Stock in the over-the-counter ("OTC") market as the Common Stock is traded in the OTC Bulletin Board. The OTC market is smaller than other securities markets, and prices for OTC securities are not generally published in the news media. Information about the Company and transactions in the Company's shares may be more limited on the OTC market. Further, because the price of the Common Stock is below $5.00 per share and the Company does not have at least $5,000,000 in net tangible assets, the Company's Common Stock is deemed to be a "penny stock" under applicable rules of the SEC. Penny stocks are subject to additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers (as defined in such rules) and accredited investors (generally, institutions and, for individuals, an investor with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with such investor's spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to the purchase. Consequently, the rules may restrict the ability of broker-dealers to sell the Common Stock and may affect the ability of holders of Common Stock to sell their shares in the secondary market. The above-described rules may materially adversely affect the liquidity of the market for the Company's Common Stock.

                               SELLING SECURITY HOLDER

The person who may be the Selling Security Holder pursuant to the Prospectus and the number of shares owned as of July 8, 1996, is as follows:


                                       Number of           Number of Shares
                                       Shares Eligible     Owned After Sales
                   Number of           for sale            Hereunder and
NAME               Shares Owned        Hereunder           Percentage of Class
- ----               ------------        ---------           -------------------
Mark Beychok       8,647,485(1)        296,261(1)          8,351,224(7.5%)(1)


(1) Includes, as to shares presently owned and shares owned after sales hereunder: (i) 704,192 shares owned by Mr. Beychok; (ii) 27,650 shares owned by Mr. Beychok's IRA and pension plan; (iii) 1,250,000 shares underlying a presently exercisable option, expiring December 16, 1998, which has an exercise price of $.15 per share; (iv) 300,000 shares underlying a presently exercisable option, expiring September 29, 1998, which has an exercise price of $.10 per share; (v) 2,000,000 shares underlying a presently exercisable option, expiring September 15, 1998, which has an exercise price of $.25; (vi) 2,687,500 shares underlying the presently exercisable option for 10,750,000 shares, expiring December 16, 1998, which has an exercise price of $.15 per share; (vii) 1,000,000 shares underlying the presently exercisable option for 3,000,000 shares, expiring December 16, 1998, which has an exercise price of $.15 per share; (vii) 190,941 shares underlying a presently exercisable options with an exercise price of $.225 per share which expires in April 1997; (viii) 190,941 shares underlying a presently exercisable option with an exercise price of $.30 per share which expires in October 1997. Includes in number of shares owned and shares eligible for sale hereunder: (i) 148,131 shares; (ii) 74,065 shares underlying a presently exercisable option with an exercise price of $.225 per share which expires in October 1997 (15 months from the date of this prospectus); and (iii) 74,065 shares underlying an option with an exercise price of $.30 per share which expires in April 1998 (21 months from the date of this prospectus). Does not include in shares presently owned or shares owned after the offering; (i) 2,000,000 shares underlying an option, expiring December 16, 1998, for the purchase of 3,000,000 shares of which 1,000,000 shares are currently exercisable and 1,000,000 shares become exercisable on each of January 1, 1997 and January 1, 1998 and which has an exercise price of $.15 per share; and (ii) 8,062,500 shares underlying an option, expiring December 16, 2000, for the purchase of 10,750,000 shares of which 2,687,500 are currently exercisable and 2,687,500 becomes exercisable as to one third of the shares covered thereby on each of January 1, 1997, January 1, 1998 and January 1, 1999, and which has an exercise price of $.15

    Mr. Beychok is a director of the Company and has been President of the Company since September 1993 and Chief Executive Officer of the Company since February 1995.

                                 PLAN OF DISTRIBUTION

    The Selling Security Holder has advised the Company that he may offer and sell the shares of Common Stock offered hereby (See "Selling Security Holder") from time to time in broker's transactions, individually negotiated transactions or a combination thereof at market prices prevailing from time to time. The precise amounts and timing of sales if any, of the shares offered hereby will be determined by each Selling Shareholder in his sole discretion from time to time.

    The Company has agreed to bear the costs of registering the shares of Common Stock offered hereby under the Securities Act of 1933, as amended.

    The Selling Shareholder will deliver a Prospectus in connection with the sale of shares of Common Stock offered hereby. The Selling Shareholder will comply with the volume limitations of Rule 144(e) promulgated under the Securities Act of 1933, as amended.

LEGAL OPINION

    The validity of the Common Stock offered hereby is being passed upon for the Company by Frank J. Hariton, Esq., New York, New York. Frank J. Hariton, Esq. owns: (i) 229,533 shares of Common Stock; (ii) 800 of the Company's Redeemable Common Stock Purchase Warrants; (iii) 66,667 options with an exercise price of $.225; and (iv) 66,667 options with an exercise price of $.30.

EXPERTS

The financial statements and schedules of Vitafort International Corporation as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, incorporated herein by reference and elsewhere in the registration statement, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The report of KPMG Peat Marwick LLP covering the December 31, 1995 financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the outcome of that uncertainty.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering described herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer of any securities specifically offered hereby or of any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

- --------------------------------------------------------------------------------

TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information ....................................................RP-2
Incorporation of Certain Documents by Reference ..........................RP-2
The Company ..............................................................RP-3
Risk Factors .............................................................RP-4
Selling Security-Holder...................................................RP-8
Plan of Distribution .....................................................RP-9
Legal Opinion ............................................................RP-9
Experts...................................................................RP-9
- --------------------------------------------------------------------------------


                                       VITAFORT
                                    INTERNATIONAL
                                     CORPORATION



                                       296,261
                                      SHARES OF
                                     COMMON STOCK

- --------------------------------------------------------------------------------


                                  REOFFER PROSPECTUS


                                    July 11, 1996


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------